Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

October 23, 2018

Equity Residential Reports Third Quarter 2018 Results

Chicago, IL – October 23, 2018 - Equity Residential (NYSE: EQR) today reported results for the quarter and nine months ended September 30, 2018.  All per share results are reported as available to common shares/units on a diluted basis. Earnings per Share (EPS) was $0.58, Funds From Operations (FFO) was $0.79 per share and Normalized FFO was $0.83 per share for the third quarter of 2018, each as described in further detail below.

“Continued strong demand and an enterprise-wide focus on customer service have produced high occupancy, record low turnover and very strong renewal rates, which should deliver 2018 same store revenue growth at the high end of our forecasts,” said David J. Neithercut, Equity Residential’s CEO. “We also expect to see continued but modest improvement in revenue growth in 2019 as a strong economy and favorable job market continue to drive demand and support absorption of new supply across our markets.”

Highlights

•	The Company revised its guidance for same store revenue growth to 2.3%, which was the top of the Company’s previous guidance range.

•

During the third quarter of 2018, the Company produced Physical Occupancy of 96.2%, new lease rate growth of 1.2% and renewal rate growth of 5.1%. The Company also produced the lowest third quarter same store turnover in its history.

•

The Company re-entered the Denver market with its purchase of two recently completed apartment properties, totaling 726 apartment units, in the Uptown neighborhood for an aggregate purchase price of approximately $275.2 million.

•	During the third quarter of 2018, the Company completed the stabilization of two of its new development properties: 855 Brannan in San Francisco and Helios in Seattle.

•	The Company was recognized for the fifth consecutive year for leadership in Environmental, Social and Governance (ESG) by the Global Real Estate Sustainability Benchmark (GRESB).

“Denver is one of the most dynamic apartment markets in the country featuring strong high-wage job growth, high single family home prices and a large and growing demographic of renters,” said Mark J. Parrell, Equity Residential’s President. “We are excited about our re-entry to the market with the acquisition of two newly completed assets in Uptown and expect to grow our Denver portfolio in the coming years.”

Third Quarter 2018

EPS for the third quarter of 2018 was $0.58 compared to $0.37 in the third quarter of 2017.  The difference is due primarily to higher property sale gains in the third quarter of 2018, the various adjustment items listed on page 24 of this release and the items described below.

FFO as defined by Nareit (National Association of Real Estate Investment Trusts) was $0.79 per share for the third quarter of 2018 compared to $0.81 per share in the third quarter of 2017.  The difference is due primarily to the various adjustment items listed on page 24 of this release and the items described below.

Normalized FFO for the third quarter of 2018 was $0.83 per share compared to $0.80 per share in the third quarter of 2017.  The difference is due primarily to:

•	A positive impact of approximately $0.02 per share from increased same store net operating income (NOI);

•	A positive impact of approximately $0.02 per share from Lease-Up NOI; and

•	A negative impact of approximately $0.01 per share from higher total interest expense.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 26 through 30 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 27 and 28 of this release and the Company has included guidance for Normalized FFO on page 25 and FFO and EPS on page 28 of this release.

Nine Months Ended September 30, 2018

EPS for the nine months ended September 30, 2018 was $1.46 compared to $1.29 in the nine months ended September 30, 2017.  The difference is due primarily to higher property sale gains and higher depreciation expense in the nine months ended September 30, 2018, the various adjustment items listed on page 24 of this release and the items described below.

FFO was $2.30 per share for the nine months ended September 30, 2018 compared to $2.33 per share for the nine months ended September 30, 2017.  The difference is due primarily to the various adjustment items listed on page 24 of this release and the items described below.

Normalized FFO for the nine months ended September 30, 2018 was $2.41 per share compared to $2.31 per share for the nine months ended September 30, 2017.  The following items impacted Normalized FFO per share in the period:

•	A positive impact of approximately $0.05 per share from increased same store NOI;

•	A positive impact of approximately $0.09 per share from Lease-Up NOI and other non-same store NOI;

•	A negative impact of approximately $0.02 per share from higher total interest expense; and

•	A negative impact of approximately $0.02 per share from other items including higher corporate overhead (property management and general and administrative expenses).

Same Store Results

On a same store third quarter to third quarter comparison, which includes 72,561 apartment units, revenues increased 2.3%, expenses increased 3.7% and NOI increased 1.7%. Average Rental Rate increased 2.1% and Physical Occupancy was flat at 96.2%.

On a same store nine-month to nine-month comparison, which includes 71,721 apartment units, revenues increased 2.2%, expenses increased 3.4% and NOI increased 1.7%. Average Rental Rate increased 1.9% and Physical Occupancy increased 0.3% to 96.2%.

Investment Activity

During the third quarter of 2018, the Company acquired three apartment properties, including two in Denver and one in Boston, for an aggregate purchase price of approximately $507.3 million at a weighted average Acquisition Capitalization Rate of 4.4%.  Also during the quarter, the Company sold a 506-unit apartment property located in New York City for approximately $416.1 million at a Disposition Yield of 3.9%, generating an Unlevered IRR of 9.8%.

During the first nine months of 2018, the Company acquired five apartment properties consisting of 1,478 apartment units for an aggregate purchase price of approximately $707.0 million at a weighted average Acquisition Capitalization Rate of 4.4%. Also during the first nine months of 2018, the Company sold five apartment properties, including the transaction described above, consisting of 1,292 apartment units, for an aggregate sale price of approximately $706.1 million at a weighted average Disposition Yield of 4.1%, generating an Unlevered IRR of 8.7%. Also during the first nine months of 2018, the Company sold a land parcel in suburban Maryland for approximately $2.7 million.

Capital Markets Activity

In accordance with the Company’s previously disclosed plans, on October 1, 2018, the Company prepaid a $500.0 million 5.19% mortgage loan with a maturity date of October 1, 2019 at par using funds from the Company’s revolving line of credit.

Fourth Quarter 2018 Guidance

The Company has established an EPS guidance range of $0.32 to $0.34 for the fourth quarter of 2018. The difference between the Company’s third quarter 2018 EPS of $0.58 and the midpoint of the fourth quarter 2018 guidance range of $0.33 is due primarily to lower expected gains on property sales, partially offset by lower expected debt extinguishment costs and the items described below.

The Company has established an FFO guidance range of $0.84 to $0.86 per share for the fourth quarter of 2018.  The difference between the Company’s third quarter 2018 FFO of $0.79 per share and the midpoint of the fourth quarter 2018 guidance range of $0.85 per share is due primarily to lower expected debt extinguishment costs and the items described below.

The Company has established a Normalized FFO guidance range of $0.84 to $0.86 per share for the fourth quarter of 2018.  The difference between the Company’s third quarter 2018 Normalized FFO of $0.83 per share and the midpoint of the fourth quarter 2018 guidance range of $0.85 per share is due primarily to:

•	A positive impact of approximately $0.01 per share from increased same store NOI; and

•	A positive impact of approximately $0.01 per share from lower total interest expense.

Full Year 2018 Guidance

The Company has revised its guidance for its full year 2018 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

	Revised	Previous
Same Store:
Physical Occupancy	96.2%	96.1%
Revenue change	2.3%	1.9% to 2.3%
Expense change	3.7%	3.5% to 4.0%
NOI change	1.7%	1.0% to 1.8%

EPS	$1.78 to $1.80	$1.80 to $1.86
FFO per share	$3.14 to $3.16	$3.10 to $3.16
Normalized FFO per share	$3.25 to $3.27	$3.22 to $3.28

Transactions:
Consolidated rental acquisitions	$707.0 million	$700.0 million
Consolidated rental dispositions	$706.1 million	$700.0 million
Transaction accretion (dilution) (1)	30 basis points	0 to 25 basis points

(1) Transaction accretion (dilution) represents the spread between the Acquisition Cap Rate and the Disposition Yield.

The change in the full year EPS guidance range is due primarily to lower expected gains on property sales, higher expected depreciation expense and the items described below.

The change in the full year FFO per share guidance range is due primarily to the items described below.

The change in the full year Normalized FFO per share guidance range is due primarily to:

•	A positive impact of approximately $0.01 per share from increased property NOI, primarily from same store results;

•	A positive impact of approximately $0.01 per share from lower total interest expense; and

•	A negative impact of approximately $0.01 per share from higher corporate overhead (property management and general and administrative expense).

Fourth Quarter 2018 Earnings and Conference Call

Equity Residential expects to announce its fourth quarter 2018 results on Tuesday, January 29, 2019 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, January 30, 2019.

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban markets where today’s renters want to live, work and play.  Equity Residential owns or has investments in 306 properties consisting of 79,260 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, October 24, at 10:00 a.m. Central.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2018	2017	2018	2017
REVENUES
Rental income	$1,925,128	$1,840,170	$652,677	$623,951
Fee and asset management	563	532	190	171
Total revenues	1,925,691	1,840,702	652,867	624,122

EXPENSES
Property and maintenance	322,487	306,645	110,541	104,721
Real estate taxes and insurance	268,784	253,318	87,388	84,087
Property management	69,175	64,702	22,247	20,861
General and administrative	41,420	40,366	12,640	12,567
Depreciation	583,869	542,964	194,618	184,100
Impairment	702	—	702	—
Total expenses	1,286,437	1,207,995	428,136	406,336

Operating income	639,254	632,707	224,731	217,786

Interest and other income	14,860	5,708	7,864	3,945
Other expenses	(14,871)	(3,160)	(7,661)	(1,028)
Interest:
Expense incurred, net	(321,454)	(288,579)	(111,219)	(91,145)
Amortization of deferred financing costs	(9,054)	(6,447)	(3,276)	(2,064)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of real estate properties and land parcels	308,735	340,229	110,439	127,494
Income and other tax (expense) benefit	(767)	(710)	(280)	(228)
Income (loss) from investments in unconsolidated entities	(2,993)	(2,153)	(985)	(398)
Net gain (loss) on sales of real estate properties	256,834	141,761	114,672	17,328
Net gain (loss) on sales of land parcels	995	19,170	—	—
Net income	562,804	498,297	223,846	144,196
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(20,517)	(17,931)	(8,159)	(5,166)
Partially Owned Properties	(1,939)	(2,354)	(750)	(801)
Net income attributable to controlling interests	540,348	478,012	214,937	138,229
Preferred distributions	(2,318)	(2,318)	(773)	(772)
Net income available to Common Shares	$538,030	$475,694	$214,164	$137,457

Earnings per share – basic:
Net income available to Common Shares	$1.46	$1.30	$0.58	$0.37
Weighted average Common Shares outstanding	367,920	366,809	368,028	366,996

Earnings per share – diluted:
Net income available to Common Shares	$1.46	$1.29	$0.58	$0.37
Weighted average Common Shares outstanding	383,433	382,640	383,884	382,945

Distributions declared per Common Share outstanding	$1.62	$1.51125	$0.54	$0.50375

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2018	2017	2018	2017
Net income	$562,804	$498,297	$223,846	$144,196
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(1,939)	(2,354)	(750)	(801)
Preferred distributions	(2,318)	(2,318)	(773)	(772)
Net income available to Common Shares and Units	558,547	493,625	222,323	142,623

Adjustments:
Depreciation	583,869	542,964	194,618	184,100
Depreciation – Non-real estate additions	(3,397)	(3,808)	(1,137)	(1,228)
Depreciation – Partially Owned Properties	(2,837)	(2,500)	(904)	(834)
Depreciation – Unconsolidated Properties	3,447	3,430	1,150	1,145
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(68)	—	—
Net (gain) loss on sales of real estate properties	(256,834)	(141,761)	(114,672)	(17,328)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	(284)	—	—	—
Impairment – operating assets	702	—	702	—
FFO available to Common Shares and Units	883,213	891,882	302,080	308,478

Adjustments (see page 24 for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	3,125	2,329	1,059	783
Debt extinguishment and preferred share redemption (gains) losses	41,142	11,789	17,603	(613)
Non-operating asset (gains) losses	(255)	(19,355)	223	(405)
Other miscellaneous items	(2,608)	(4,195)	(1,138)	(3,405)
Normalized FFO available to Common Shares and Units	$924,617	$882,450	$319,827	$304,838

FFO	$885,531	$894,200	$302,853	$309,250
Preferred distributions	(2,318)	(2,318)	(773)	(772)
FFO available to Common Shares and Units	$883,213	$891,882	$302,080	$308,478
FFO per share and Unit – basic	$2.32	$2.35	$0.79	$0.81
FFO per share and Unit – diluted	$2.30	$2.33	$0.79	$0.81

Normalized FFO	$926,935	$884,768	$320,600	$305,610
Preferred distributions	(2,318)	(2,318)	(773)	(772)
Normalized FFO available to Common Shares and Units	$924,617	$882,450	$319,827	$304,838
Normalized FFO per share and Unit – basic	$2.43	$2.32	$0.84	$0.80
Normalized FFO per share and Unit – diluted	$2.41	$2.31	$0.83	$0.80

Weighted average Common Shares and Units outstanding – basic	380,791	379,716	380,912	379,906
Weighted average Common Shares and Units outstanding – diluted	383,433	382,640	383,884	382,945

Note: See page 24 for additional detail regarding the adjustments from FFO to Normalized FFO. See pages 26 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Land	$5,866,457	$5,996,024
Depreciable property	20,336,747	19,768,362
Projects under development	134,961	163,547
Land held for development	87,335	98,963
Investment in real estate	26,425,500	26,026,896
Accumulated depreciation	(6,494,770)	(6,040,378)
Investment in real estate, net	19,930,730	19,986,518
Investments in unconsolidated entities	57,576	58,254
Cash and cash equivalents	32,995	50,647
Restricted deposits	55,755	50,115
Other assets	465,094	425,065
Total assets	$20,542,150	$20,570,599

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,789,436	$3,618,722
Notes, net	5,534,990	5,038,812
Line of credit and commercial paper	499,367	299,757
Accounts payable and accrued expenses	182,446	114,766
Accrued interest payable	69,132	58,035
Other liabilities	344,373	341,852
Security deposits	67,177	65,009
Distributions payable	206,899	192,828
Total liabilities	9,693,820	9,729,781

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	381,239	366,955
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of September 30, 2018 and December 31, 2017	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 368,409,586 shares issued and outstanding as of September 30, 2018 and 368,018,082 shares issued and outstanding as of December 31, 2017	3,684	3,680
Paid in capital	8,900,324	8,886,586
Retained earnings	1,344,825	1,403,530
Accumulated other comprehensive income (loss)	(50,689)	(88,612)
Total shareholders’ equity	10,235,424	10,242,464
Noncontrolling Interests:
Operating Partnership	233,825	226,691
Partially Owned Properties	(2,158)	4,708
Total Noncontrolling Interests	231,667	231,399
Total equity	10,467,091	10,473,863
Total liabilities and equity	$20,542,150	$20,570,599

Equity Residential Portfolio Summary As of September 30, 2018

			% of	Average
		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	70	15,968	18.2%	$2,536
Orange County	13	4,028	4.3%	2,199
San Diego	12	3,385	3.8%	2,348
Subtotal – Southern California	95	23,381	26.3%	2,451

San Francisco	55	13,424	20.2%	3,210
Washington DC	48	15,828	17.1%	2,403
New York	37	9,741	15.4%	3,857
Boston	25	6,641	10.2%	3,065
Seattle	41	8,438	10.1%	2,395
Denver	2	726	0.7%	2,136
Other Markets	1	136	—%	1,202
Total	304	78,315	100.0%	2,788

Unconsolidated Properties	2	945	—	—

Grand Total	306	79,260	100.0%	$2,788

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

3rd Quarter 2018 Earnings Release	9

Equity Residential

Portfolio as of September 30, 2018

	Properties	Apartment Units

Wholly Owned Properties	286	74,618
Master-Leased Properties - Consolidated	1	162
Partially Owned Properties - Consolidated	17	3,535
Partially Owned Properties - Unconsolidated	2	945

	306	79,260

Portfolio Rollforward Q3 2018

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	6/30/2018	304	78,645

Acquisitions:
Consolidated:
Rental Properties		3	1,121	$507,305	4.4%

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Rental Properties		(1)	(506)	$(416,100)	(3.9%)

	9/30/2018	306	79,260

Portfolio Rollforward 2018

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2017	305	78,611

Acquisitions:
Consolidated:
Rental Properties		5	1,478	$707,005	4.4%

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Rental Properties		(5)	(1,292)	$(706,120)	(4.1%)
Land Parcels		—	—	$(2,700)

Completed Developments - Consolidated		1	449
Configuration Changes		—	14

	9/30/2018	306	79,260

3rd Quarter 2018 Earnings Release	10

Equity Residential

Third Quarter 2018 vs. Third Quarter 2017

Same Store Results/Statistics for 72,561 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q3 2018	$605,412	$182,220	$423,192	$2,779	96.2%	16.4%
Q3 2017	$591,714	$175,796	$415,918	$2,721	96.2%	16.8%

Change	$13,698	$6,424	$7,274	$58	0.0%	(0.4%)

Change	2.3%	3.7%	1.7%	2.1%

Third Quarter 2018 vs. Second Quarter 2018

Same Store Results/Statistics for 74,793 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q3 2018	$625,030	$187,919	$437,111	$2,783	96.2%	16.5%
Q2 2018	$615,329	$182,415	$432,914	$2,745	96.2%	13.5%

Change	$9,701	$5,504	$4,197	$38	0.0%	3.0%

Change	1.6%	3.0%	1.0%	1.4%

September YTD 2018 vs. September YTD 2017

Same Store Results/Statistics for 71,721 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

YTD 2018	$1,767,717	$531,532	$1,236,185	$2,739	96.2%	40.5%
YTD 2017	$1,729,293	$513,836	$1,215,457	$2,687	95.9%	42.2%

Change	$38,424	$17,696	$20,728	$52	0.3%	(1.7%)

Change	2.2%	3.4%	1.7%	1.9%

Note:  See page 29 for reconciliations from operating income.

3rd Quarter 2018 Earnings Release	11

Equity Residential Third Quarter 2018 vs. Third Quarter 2017 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q3 2018 % of Actual NOI	Q3 2018 Average Rental Rate	Q3 2018 Weighted Average Physical Occupancy %	Q3 2018 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	14,525	18.2%	$2,533	96.6%	17.1%	3.7%	4.7%	3.3%	3.6%	0.1%	(1.1%)
Orange County	3,684	4.2%	2,175	96.3%	16.1%	3.4%	2.3%	3.7%	3.6%	(0.1%)	(0.7%)
San Diego	3,385	4.0%	2,348	96.7%	18.1%	3.5%	6.0%	2.6%	3.4%	0.0%	(0.6%)
Subtotal – Southern California	21,594	26.4%	2,443	96.6%	17.1%	3.6%	4.5%	3.3%	3.6%	0.1%	(0.9%)

San Francisco	12,734	20.7%	3,149	95.7%	16.8%	3.3%	(0.9%)	4.8%	3.2%	0.0%	(0.7%)
Washington DC	15,492	17.7%	2,399	96.3%	16.8%	0.8%	3.7%	(0.5%)	0.8%	0.0%	0.4%
New York	9,501	16.7%	3,865	96.8%	12.8%	0.8%	6.0%	(2.2%)	0.4%	0.4%	(0.3%)
Boston	6,009	9.8%	3,041	95.6%	18.2%	2.7%	2.2%	2.9%	2.5%	(0.2%)	(0.1%)
Seattle	7,095	8.6%	2,319	95.6%	15.7%	2.3%	5.1%	1.3%	1.4%	0.2%	(0.6%)
Other Markets	136	0.1%	1,202	98.5%	12.5%	5.5%	4.6%	6.0%	4.1%	1.4%	2.2%

Total	72,561	100.0%	$2,779	96.2%	16.4%	2.3%	3.7%	1.7%	2.1%	0.0%	(0.4%)

3rd Quarter 2018 Earnings Release	12

Equity Residential Third Quarter 2018 vs. Second Quarter 2018 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q3 2018 % of Actual NOI	Q3 2018 Average Rental Rate	Q3 2018 Weighted Average Physical Occupancy %	Q3 2018 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles (1)	15,371	18.7%	$2,545	96.6%	17.3%	3.2%	4.1%	2.9%	1.9%	0.6%	2.6%
Orange County	4,028	4.5%	2,199	96.2%	16.9%	1.6%	(2.5%)	3.0%	1.1%	0.3%	1.6%
San Diego	3,385	3.9%	2,348	96.7%	18.1%	1.2%	7.7%	(0.9%)	1.2%	0.3%	3.2%
Subtotal – Southern California	22,784	27.1%	2,454	96.6%	17.4%	2.7%	3.7%	2.3%	1.7%	0.5%	2.5%

San Francisco	12,975	20.6%	3,173	95.7%	16.8%	1.5%	5.8%	0.1%	2.0%	(0.5%)	3.8%
Washington DC	15,666	17.4%	2,403	96.3%	16.8%	0.9%	4.3%	(0.6%)	0.8%	0.0%	3.4%
New York	9,501	16.1%	3,865	96.8%	12.8%	1.4%	0.8%	1.8%	1.0%	0.1%	3.2%
Boston	6,169	9.7%	3,060	95.6%	18.2%	0.6%	3.6%	(0.6%)	1.5%	(0.7%)	4.5%
Seattle	7,562	9.0%	2,331	95.7%	15.7%	1.4%	(0.9%)	2.3%	1.3%	(0.1%)	0.2%
Other Markets	136	0.1%	1,202	98.5%	12.5%	0.8%	(5.7%)	4.5%	1.3%	(0.5%)	(8.8%)

Total	74,793	100.0%	$2,783	96.2%	16.5%	1.6%	3.0%	1.0%	1.4%	0.0%	3.0%

(1)

Sequential same store revenue growth in Los Angeles was positively impacted by a previously disclosed second quarter 2018 decline in non-residential income. Residential-only same store revenues in Los Angeles increased 2.5% sequentially.

3rd Quarter 2018 Earnings Release	13

Equity Residential September YTD 2018 vs. September YTD 2017 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	Sept. YTD 18 % of Actual NOI	Sept. YTD 18 Average Rental Rate	Sept. YTD 18 Weighted Average Physical Occupancy %	Sept. YTD 18 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles (1)	14,240	17.9%	$2,494	96.3%	44.0%	3.4%	3.8%	3.3%	3.4%	0.3%	(2.3%)
Orange County	3,684	4.2%	2,146	96.1%	40.3%	3.7%	2.3%	4.1%	3.9%	(0.2%)	(0.9%)
San Diego	3,385	4.1%	2,322	96.3%	46.7%	3.9%	3.3%	4.2%	3.8%	(0.1%)	(3.4%)
Subtotal – Southern California	21,309	26.2%	2,406	96.2%	43.8%	3.5%	3.5%	3.5%	3.5%	0.1%	(2.2%)

San Francisco	12,315	20.3%	3,060	96.1%	40.2%	2.8%	(1.9%)	4.5%	2.4%	0.3%	(2.1%)
Washington DC	15,492	18.1%	2,377	96.2%	39.7%	1.0%	3.6%	(0.2%)	0.7%	0.3%	(0.7%)
New York	9,501	16.8%	3,839	96.5%	30.9%	0.6%	6.0%	(2.7%)	0.1%	0.4%	(3.0%)
Boston	6,009	10.0%	3,006	95.8%	41.0%	2.4%	3.9%	1.8%	2.2%	0.0%	(0.9%)
Seattle	6,959	8.5%	2,296	95.7%	45.6%	3.3%	5.2%	2.6%	2.9%	0.0%	(0.4%)
Other Markets	136	0.1%	1,199	98.7%	45.6%	5.0%	1.6%	6.9%	4.5%	0.5%	12.5%

Total	71,721	100.0%	$2,739	96.2%	40.5%	2.2%	3.4%	1.7%	1.9%	0.3%	(1.7%)

(1)

September year-to-date same store revenue growth in Los Angeles was negatively impacted by a previously disclosed second quarter 2018 decline in non-residential income.  Residential-only same store revenues in Los Angeles increased 3.6% September year-to-date.

3rd Quarter 2018 Earnings Release	14

Equity Residential

Third Quarter 2018 vs. Third Quarter 2017

Same Store Operating Expenses for 72,561 Same Store Apartment Units

$ in thousands

	Actual Q3 2018	Actual Q3 2017	$ Change	% Change	% of Actual Q3 2018 Operating Expenses

Real estate taxes	$76,115	$73,057	$3,058	4.2%	41.8%
On-site payroll (1)	40,425	39,006	1,419	3.6%	22.2%
Utilities (2)	24,749	24,164	585	2.4%	13.6%
Repairs and maintenance (3)	24,609	23,180	1,429	6.2%	13.5%
Insurance	4,668	4,440	228	5.1%	2.6%
Leasing and advertising	2,657	2,648	9	0.3%	1.4%
Other on-site operating expenses (4)	8,997	9,301	(304)	(3.3%)	4.9%

Same store operating expenses	$182,220	$175,796	$6,424	3.7%	100.0%

September YTD 2018 vs. September YTD 2017

Same Store Operating Expenses for 71,721 Same Store Apartment Units

$ in thousands

	Actual YTD 2018	Actual YTD 2017	$ Change	% Change	% of Actual YTD 2018 Operating Expenses

Real estate taxes	$224,909	$216,000	$8,909	4.1%	42.3%
On-site payroll (1)	116,961	114,010	2,951	2.6%	22.0%
Utilities (2)	71,896	68,942	2,954	4.3%	13.5%
Repairs and maintenance (3)	68,619	65,498	3,121	4.8%	12.9%
Insurance	13,704	13,019	685	5.3%	2.6%
Leasing and advertising	7,373	7,353	20	0.3%	1.4%
Other on-site operating expenses (4)	28,070	29,014	(944)	(3.3%)	5.3%

Same store operating expenses	$531,532	$513,836	$17,696	3.4%	100.0%

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.
(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.
(3)

Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

(4)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

3rd Quarter 2018 Earnings Release	15

Equity Residential

Debt Summary as of September 30, 2018

($ in thousands)

	Amounts (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,789,436	31.6%	4.19%	5.4
Unsecured	6,034,357	68.4%	4.12%	9.5

Total	$8,823,793	100.0%	4.14%	8.2
Fixed Rate Debt:
Secured – Conventional	$2,386,165	27.0%	4.66%	3.8
Unsecured – Public	5,088,560	57.7%	4.39%	11.2

Fixed Rate Debt	7,474,725	84.7%	4.48%	8.9

Floating Rate Debt:
Secured – Conventional	6,554	0.1%	1.82%	6.4
Secured – Tax Exempt	396,717	4.5%	2.09%	13.6
Unsecured – Public (2)	446,430	5.1%	2.76%	0.7
Unsecured – Revolving Credit Facility (3)	—	—	2.65%	3.2
Unsecured – Commercial Paper Program (4)	499,367	5.6%	2.23%	—

Floating Rate Debt	1,349,068	15.3%	2.35%	4.6

Total	$8,823,793	100.0%	4.14%	8.2

(1)	Net of the effect of any derivative instruments. Weighted average rates are for the nine months ended September 30, 2018.
(2)	Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.
(3)

The Company’s $2.0 billion unsecured revolving credit facility matures January 10, 2022.  The interest rate on advances under the credit facility will generally be LIBOR plus a spread (currently 0.825%), or based on bids received from the lending group, and an annual facility fee (currently 12.5 basis points).  Both the spread and the facility fee are dependent on the credit rating of the Company’s long-term debt.  As of September 30, 2018, there was approximately $1.49 billion available on the Company’s unsecured revolving credit facility (net of $6.7 million which was restricted/dedicated to support letters of credit and net of $500.0 million in principal outstanding on the commercial paper program).

(4)

The Company may borrow up to a maximum of $500.0 million on the commercial paper program subject to market conditions.  The notes bear interest at various floating rates with a weighted average of 2.23% for the nine months ended September 30, 2018 and a weighted average maturity of 18 days as of September 30, 2018.

Note:  The Company capitalized interest of approximately $4.5 million and $23.2 million during the nine months ended September 30, 2018 and 2017, respectively.  The Company capitalized interest of approximately $1.6 million and $6.6 million during the quarters ended September 30, 2018 and 2017, respectively.

3rd Quarter 2018 Earnings Release	16

Equity Residential

Debt Maturity Schedule as of September 30, 2018

($ in thousands)

Year	Fixed Rate (1)		Floating Rate (1)		Total	% of Total	Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

2018	$1,493		$450,200	(2)	$451,693	5.1%	4.01%	2.39%
2019	506,731	(3)	517,412	(2)	1,024,143	11.5%	5.17%	4.02%
2020	1,128,592	(4)	700		1,129,292	12.7%	5.20%	5.20%
2021	927,506		600		928,106	10.4%	4.64%	4.64%
2022	265,341		800		266,141	3.0%	3.26%	3.26%
2023	1,326,800		4,800		1,331,600	14.9%	3.74%	3.73%
2024	1,272		10,900		12,172	0.1%	4.79%	1.98%
2025	451,334		13,200		464,534	5.2%	3.38%	3.33%
2026	593,424		14,500		607,924	6.8%	3.59%	3.54%
2027	401,468		15,600		417,068	4.7%	3.26%	3.19%
2028+	1,924,969		359,065		2,284,034	25.6%	4.17%	3.76%
Subtotal	7,528,930		1,387,777		8,916,707	100.0%	4.23%	3.91%
Deferred Financing Costs and Unamortized (Discount)	(54,205)		(38,709)		(92,914)	N/A	N/A	N/A

Total	$7,474,725		$1,349,068		$8,823,793	100.0%	4.23%	3.91%

(1)	Net of the effect of any derivative instruments. Weighted average rates are as of September 30, 2018.
(2)	Includes $500.0 million in principal outstanding on the Company's commercial paper program, of which $450.0 million matures in 2018 and $50.0 million matures in 2019.
(3)	Includes a $500.0 million 5.19% mortgage loan with a maturity date of October 1, 2019 that was repaid at par on October 1, 2018.
(4)	Includes a $500.0 million 5.78% mortgage loan with a maturity date of July 1, 2020 that can be prepaid at par beginning July 1, 2019.

3rd Quarter 2018 Earnings Release	17

Equity Residential

Selected Unsecured Public Debt Covenants

	September 30,	June 30,
	2018	2018
Total Debt to Adjusted Total Assets (not to exceed 60%)	33.5%	33.7%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	10.6%	11.1%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	4.46	4.40

Total Unsecured Assets to Unsecured Debt (must be at least 150%)	362.9%	362.3%

Note: These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt, which represent the Company's most restrictive covenants.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	September 30,	June 30,
	2018	2018
Total debt to Normalized EBITDAre	5.36x	5.39x

Net debt to Normalized EBITDAre	5.34x	5.36x

Unencumbered NOI as a % of total NOI	79.8%	78.9%

Note: See page 23 for the Normalized EBITDAre reconciliations.

3rd Quarter 2018 Earnings Release	18

Equity Residential

Capital Structure as of September 30, 2018

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,789,436	31.6%
Unsecured Debt			6,034,357	68.4%

Total Debt			8,823,793	100.0%	25.8%

Common Shares (includes Restricted Shares)	368,409,586	96.3%
Units (includes OP Units and Restricted Units)	14,023,002	3.7%

Total Shares and Units	382,432,588	100.0%
Common Share Price at September 30, 2018	$66.26
			25,339,983	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			25,377,263	100.0%	74.2%

Total Market Capitalization			$34,201,056		100.0%

Perpetual Preferred Equity as of September 30, 2018

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

3rd Quarter 2018 Earnings Release	19

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Sept. YTD 2018	Sept. YTD 2017	Q3 2018	Q3 2017

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	367,920,066	366,808,624	368,027,460	366,996,226
Shares issuable from assumed conversion/vesting of:
- OP Units	12,870,672	12,907,381	12,884,106	12,910,146
- long-term compensation shares/units	2,642,057	2,924,290	2,972,021	3,038,141

Total Common Shares and Units - diluted	383,432,795	382,640,295	383,883,587	382,944,513

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	367,920,066	366,808,624	368,027,460	366,996,226
OP Units - basic	12,870,672	12,907,381	12,884,106	12,910,146

Total Common Shares and OP Units - basic	380,790,738	379,716,005	380,911,566	379,906,372
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,642,057	2,924,290	2,972,021	3,038,141

Total Common Shares and Units - diluted	383,432,795	382,640,295	383,883,587	382,944,513

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	368,409,586	367,462,480
Units (includes OP Units and Restricted Units)	14,023,002	13,809,987

Total Shares and Units	382,432,588	381,272,467

3rd Quarter 2018 Earnings Release	20

Equity Residential Development and Lease-Up Projects as of September 30, 2018 (Amounts in thousands except for project and apartment unit amounts)

			Total	Total	Total Book
		No. of	Budgeted	Book	Value Not			Estimated/Actual
		Apartment	Capital	Value	Placed in	Total	Percentage	Initial	Completion	Stabilization	Percentage	Percentage
Projects	Location	Units	Cost	to Date	Service	Debt	Completed	Occupancy	Date	Date	Leased	Occupied

Projects Under Development:
100K Apartments	Washington, DC	222	$88,023	$81,352	$48,738	$—	94%	Q3 2018	Q4 2018	Q4 2019	19%	10%
1401 E. Madison	Seattle, WA	137	62,352	29,384	29,384	—	30%	Q2 2019	Q3 2019	Q1 2020	—	—
249 Third Street	Cambridge, MA	84	51,447	20,458	20,458	—	19%	Q3 2019	Q4 2019	Q2 2020	—	—
West End Tower	Boston, MA	469	409,749	36,381	36,381	—	3%	Q2 2021	Q3 2021	Q1 2023	—	—

Projects Under Development		912	611,571	167,575	134,961	—

Completed Not Stabilized (A):
Cascade	Seattle, WA	477	175,378	171,748	—	—			Q4 2017	Q4 2018	96%	95%

Projects Completed Not Stabilized		477	175,378	171,748	—	—

Completed and Stabilized During the Quarter:
855 Brannan	San Francisco, CA	449	322,235	318,816	—	—			Q1 2018	Q3 2018	96%	95%
Helios (formerly 2nd & Pine)	Seattle, WA	398	225,287	225,021	—	—			Q3 2017	Q3 2018	96%	94%

Projects Completed and Stabilized During the Quarter		847	547,522	543,837	—	—

Total Development Projects		2,236	$1,334,471	$883,160	$134,961	$—

Land Held for Development		N/A	N/A	$87,335	$87,335	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q3 2018 NOI
Projects Under Development							$611,571	$(168)
Completed Not Stabilized							175,378	2,071
Completed and Stabilized During the Quarter							547,522	5,876
Total Development NOI Contribution							$1,334,471	$7,779

Note: All development projects are wholly owned by the Company.

(A)	Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

3rd Quarter 2018 Earnings Release	21

Equity Residential Capital Expenditures to Real Estate For the Nine Months Ended September 30, 2018 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units (1)	71,721	6,594	78,315

Building Improvements	$69,956	$2,328	$72,284	$976

Renovation Expenditures (2)	30,079	1,183	31,262	419

Replacements	33,648	925	34,573	469

Total Capital Expenditures	$133,683	$4,436	$138,119	$1,864

(1)	Total Apartment Units - Excludes 945 unconsolidated apartment units for which capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)	Renovation Expenditures on 2,195 same store apartment units for the nine months ended September 30, 2018 approximated $13,700 per apartment unit renovated.

3rd Quarter 2018 Earnings Release	22

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

Normalized EBITDAre Reconciliations for Page 18

	Trailing Twelve Months		2018			2017
	September 30, 2018	June 30, 2018	Q3	Q2	Q1	Q4	Q3
Net income	$692,888	$613,238	$223,846	$118,410	$220,548	$130,084	$144,196
Interest expense incurred, net	416,765	396,691	111,219	94,131	116,104	95,311	91,145
Amortization of deferred financing costs	11,133	9,921	3,276	2,099	3,679	2,079	2,064
Amortization of above/below market lease intangibles	4,393	4,307	1,098	1,098	1,098	1,099	1,012
Depreciation	784,654	774,136	194,618	192,942	196,309	200,785	184,100
Income and other tax expense (benefit)	535	483	280	274	213	(232)	228

EBITDA	1,910,368	1,798,776	534,337	408,954	537,951	429,126	422,745

Net (gain) loss on sales of real estate properties	(272,130)	(174,786)	(114,672)	51	(142,213)	(15,296)	(17,328)
Impairment – operating assets	702	—	702	—	—	—	—

EBITDAre	1,638,940	1,623,990	420,367	409,005	395,738	413,830	405,417

Impairment – non-operating assets	1,693	1,693	—	—	—	1,693	—
Write-off of pursuit costs (other expenses)	3,902	3,626	1,059	1,135	931	777	783
(Income) loss from investments in unconsolidated entities	4,210	3,623	985	1,031	977	1,217	398
Net (gain) loss on sales of land parcels	(992)	(992)	—	(995)	—	3	—
Insurance/litigation settlement or reserve income (interest and other income)	(13,423)	(9,523)	(7,400)	(528)	(5,358)	(137)	(3,500)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	7,088	2,886	4,202	963	1,923	—	—
Advocacy contributions (other expenses)	3,735	1,643	2,092	1,278	365	—	—
Other	816	943	(32)	56	(169)	961	95

Normalized EBITDAre	$1,645,969	$1,627,889	$421,273	$411,945	$394,407	$418,344	$403,193

Balance Sheet Items:	September 30, 2018	June 30, 2018

Total debt	$8,823,793	$8,772,769
Cash and cash equivalents	(32,995)	(34,507)
Mortgage principal reserves/sinking funds	(8,363)	(6,544)
Net debt	$8,782,435	$8,731,718

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

3rd Quarter 2018 Earnings Release	23

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Nine Months Ended September 30,			Quarter Ended September 30,
	2018	2017	Variance	2018	2017	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	3,125	2,329	796	1,059	783	276

Prepayment premiums/penalties (interest expense)	22,110	12,258	9,852	—	—	—
Write-off of unamortized deferred financing costs (interest expense)	2,764	251	2,513	1,184	8	1,176
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	16,268	(720)	16,988	16,419	(621)	17,040
Debt extinguishment and preferred share redemption (gains) losses	41,142	11,789	29,353	17,603	(613)	18,216

Net (gain) loss on sales of land parcels	(995)	(19,170)	18,175	—	—	—
Net (gain) loss on sales of unconsolidated entities - non-operating assets	—	(205)	205	—	(205)	205
(Income) loss from investments in unconsolidated entities ─ non-operating assets	740	20	720	223	(200)	423
Non-operating asset (gains) losses	(255)	(19,355)	19,100	223	(405)	628

Insurance/litigation settlement or reserve income (interest and other income)	(13,286)	(4,716)	(8,570)	(7,400)	(3,500)	(3,900)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	7,088	237	6,851	4,202	—	4,202
Advocacy contributions (other expenses)	3,735	—	3,735	2,092	—	2,092
Other	(145)	284	(429)	(32)	95	(127)
Other miscellaneous items	(2,608)	(4,195)	1,587	(1,138)	(3,405)	2,267

Adjustments from FFO to Normalized FFO	$41,404	$(9,432)	$50,836	$17,747	$(3,640)	$21,387
Note: See pages 26 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

3rd Quarter 2018 Earnings Release	24

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See pages 26 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q4 2018	Revised Full Year 2018	Previous Full Year 2018
2018 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.84 to $0.86	$3.25 to $3.27	$3.22 to $3.28

2018 Same Store Assumptions

Physical Occupancy		96.2%	96.1%
Revenue change		2.3%	1.9% to 2.3%
Expense change		3.7%	3.5% to 4.0%
NOI change (1)		1.7%	1.0% to 1.8%

2018 Transaction Assumptions

Consolidated rental acquisitions		$707.0M	$700.0M
Consolidated rental dispositions		$706.1M	$700.0M
Transaction accretion (dilution) (2)		30 basis points	0 to 25 basis points

2018 Debt Assumptions (3)

Weighted average debt outstanding		$8.8B to $8.9B	$8.8B to $9.0B
Weighted average interest rate (reduced for capitalized interest)		4.25%	4.27%
Interest expense, net (on a Normalized FFO basis)		$374.0M to $378.3M	$375.8M to $384.3M
Capitalized interest		$6.0M	$6.0M to $7.0M

2018 Capital Expenditures to Real Estate Assumptions for Same Store Properties

Per Same Store Apartment Unit
Total Capital Expenditures to Real Estate (4)	$2,800	$200.0M	$210.0M

2018 Other Guidance Assumptions

Property management expense		$91.5M	$89.5M to $91.5M
General and administrative expense		$54.0M	$52.0M to $54.0M
Interest and other income		$1.5M	$1.5M
Income and other tax expense		$1.0M	$1.0M
Debt offerings		$800.0M to $1.0B	$800.0M to $1.0B
Equity ATM share offerings		No amounts budgeted	No amounts budgeted
Preferred share offerings		No amounts budgeted	No amounts budgeted
Weighted average Common Shares and Units - Diluted		383.5M	383.4M

(1)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)	Transaction accretion (dilution) represents the spread between the Acquisition Cap Rate and the Disposition Yield.
(3)

All 2018 debt assumptions are shown on a Normalized FFO basis and therefore exclude an approximately $41.3 million impact from anticipated debt extinguishment costs/prepayment penalties in connection with all debt repayment activities in 2018, of which $22.1 million represents cash prepayment penalties and $19.2 million represents non-cash write-offs of unamortized debt discounts and deferred financing costs.

(4)

During 2018, the Company expects to spend approximately $41.0 million for apartment unit Renovation Expenditures on approximately 3,000 same store apartment units at an average cost of approximately $13,700 per apartment unit renovated, which is included in the Total Capital Expenditures to Real Estate amounts noted above.

3rd Quarter 2018 Earnings Release	25

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all years presented (the ratios should not be used for any other purpose, including without limitation, to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period).

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sale price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

3rd Quarter 2018 Earnings Release	26

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain – Economic Gain is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain:

	Nine Months Ended September 30, 2018	Quarter Ended September 30, 2018

Net Gain (Loss) on Sales of Real Estate Properties	$256,834	$114,672
Accumulated Depreciation Gain	(100,655)	(37,015)

Economic Gain	$156,179	$77,657

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (April 2002 White Paper) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales and impairment write-downs of depreciated operating properties, plus depreciation and amortization expense, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to sales of depreciated operating properties and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;

3rd Quarter 2018 Earnings Release	27

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for pages 7 and 24 (the expected guidance/projections provided below are based on current expectations and are forward-looking):

	Actual Sept.	Actual Sept.	Actual	Actual	Expected	Expected
	YTD 2018	YTD 2017	Q3 2018	Q3 2017	Q4 2018	2018
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.46	$1.29	$0.58	$0.37	$0.32 to $0.34	$1.78 to $1.80
Add: Depreciation expense	1.51	1.41	0.51	0.48	0.52	2.03
Less: Net (gain) loss on sales	(0.67)	(0.37)	(0.30)	(0.04)	—	(0.67)
Add: Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	2.30	2.33	0.79	0.81	0.84 to 0.86	3.14 to 3.16

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	0.01	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.11	0.03	0.04	—	—	0.11
Non-operating asset (gains) losses	—	(0.05)	—	—	—	—
Other miscellaneous items	(0.01)	(0.01)	—	(0.01)	—	(0.01)

Normalized FFO per share – Diluted	$2.41	$2.31	$0.83	$0.80	$0.84 to $0.86	$3.25 to $3.27

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

3rd Quarter 2018 Earnings Release	28

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see page 11):

	Nine Months Ended September 30,		Quarter Ended September 30,
	2018	2017	2018	2017
Operating income	$639,254	$632,707	$224,731	$217,786
Adjustments:
Fee and asset management revenue	(563)	(532)	(190)	(171)
Property management	69,175	64,702	22,247	20,861
General and administrative	41,420	40,366	12,640	12,567
Depreciation	583,869	542,964	194,618	184,100
Impairment	702	—	702	—
Total NOI	$1,333,857	$1,280,207	$454,748	$435,143
Rental income:
Same store	$1,767,717	$1,729,293	$605,412	$591,714
Non-same store/other	157,411	110,877	47,265	32,237
Total rental income	1,925,128	1,840,170	652,677	623,951
Operating expenses:
Same store	531,532	513,836	182,220	175,796
Non-same store/other	59,739	46,127	15,709	13,012
Total operating expenses	591,271	559,963	197,929	188,808
NOI:
Same store	1,236,185	1,215,457	423,192	415,918
Non-same store/other	97,672	64,750	31,556	19,225
Total NOI	$1,333,857	$1,280,207	$454,748	$435,143

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2017 and 2018, plus any properties in lease-up and not stabilized as of January 1, 2017.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2017, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized NOI – Represents budgeted 2018 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated cost for projects under development and/or developed and all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Turnover – Total residential move-outs (including inter-property and intra-property transfers) divided by total residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

3rd Quarter 2018 Earnings Release	29

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense (including loan assumption costs and other loan-related costs) or property management expense.  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

3rd Quarter 2018 Earnings Release	30